Exhibit 10.1

          EMPLOYMENT AGREEMENT entered into as of May 5, 2003 (the "Effective Date") between The BioBalance Corporation., a Delaware corporation (the "Company"), and Dennis O'Donnell ("Executive").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, the Company is a development stage pharmaceutical company, which owns probiotic technology and intellectual property for the treatment of Irritable Bowel Syndrome (IBS), Inflammatory Bowel Disease (IBD) and other GI conditions.

     WHEREAS, the Company wishes to employ Executive as its Chief Operating Officer; and

     WHEREAS,  Executive  wishes  to  be  so  employed;

NOW in consideration of the mutual covenants contained herein it is agreed as follows:

1.   EMPLOYMENT.  DUTIES  AND  ACCEPTANCE
     ------------------------------------

1.1 The Company hereby employs Executive for the Term (as hereinafter defined), and Executive hereby agrees to be employed by the Company, on the terms and conditions contained herein, as its Chief Operating Officer or in such other comparable executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board of Directors of the Company (the "Board"). Executive shall devote all of his business time, energy, skill and efforts to the performance of his duties hereunder and shall faithfully and diligently serve the Company. Executive shall engage in no other business during the Term, except for the passive supervision of his investments; provided that such activities do not materially interfere with Executive's obligations hereunder. Executive shall report to and shall be subject to the direction of the Company's chief executive officer ("CEO"),if and when a CEO shall be appointed by the Board, and the Board, and in connection therewith, he shall perform duties commensurate with such offices as shall reasonably be directed by the CEO (when appointed) and the Board. Executive's duties shall be performed primarily at the Company's offices in New York City.

1.2 Executive shall also serve, if requested by the Board, as a director or officer of the Company's parent, New York Health Care, Inc. ("Parent"), and subsidiaries and affiliates of the Company, if nominated and elected or appointed by the board of directors of the applicable entity, and shall perform such additional executive duties as the CEO or the Board may from time to time requires; provided that such additional positions and duties are commensurate with Executive's position at the Company. The Executive will not be paid additional compensation for such additional executive duties unless the Board ( or the Compensation Committee of the Board) shall determine that additional compensation is appropriate. In such case, the amount of additional compensation will be determined by the Board or such Committee.

1.3 The Executive hereby acknowledges (a) that Parent is a publicly-held company and, as a result, the Board and the board of directors of Parent have implemented certain codes of conduct


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and policies applicable to directors, executive officers and other employees of
Parent and the Company, including codes of conduct, communications, insider trading and whisteblower policies; and (b) that he has received and reviewed copies of such codes and policies and fully understands the contents thereof. Executive hereby agrees to strictly comply with and observe the provisions of such codes and policies and to promptly execute any agreements or confirmations generally distributed by the Company or Parent to employees requiring such employees to abide by such codes and policies. The Executive understands that a failure to comply with or observe the provisions of any such code or policy may result in disciplinary action, including termination of employment for cause under Section 6.3

2.   TERM  OF  EMPLOYMENT
     --------------------

     The term of Executive's employment under this Agreement (the "Term") commenced on the Effective Date and continues for a period of 36 consecutive months from the Effective Date., unless sooner terminated as provided in Section 6 of this Agreement.

3.   COMPENSATION
     ------------

     3.1. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay Executive, on a bi-weekly basis, a salary, subject to Section 3.2, at the annual rate of two hundred thousand dollars ($200,000) ("Base Salary"). All payments of Base
Salary are subject to deductions and withholding in accordance with the Company's payroll policy and applicable law.

     3.2. The Executive's Base Salary will be increased to an annual rate of Two Hundred and Twenty Five Thousand Dollars ($225,000) as of the closing of another round of equity financing by the Parent or the Company during the Term which shall have raised gross proceeds of at least five million dollars ($5,000,000). Such increased rate of Base Salary shall remain in effect from the date of such closing to the earlier of expiration of the Term and the termination pursuant to Section 6 hereofThe Compensation Committee of the Board may, in its discretion, approve further increases in Base Salary.

     3.2.1 Executive hereby acknowledges that he has been granted a ten-year option to purchase two hundred thousand (200,000) shares of Parent's Common Stock at an exercise price of $2.48 under Parent's existing stock option plan. The stock option agreement that has been or will be issued by Parent contains or will contain the following provisions, among others:

               (a) The right to exercise the option shall vest in three equal annual installments on the first three anniversaries of the date of grant. No portion of the Option shall vest however on any such anniversary if Executive is not then employed by the Company for whatever reason, except as follow:

                    (i) The Company shall terminate Executive's employment for any reason, except as set forth in Section 6.3 hereunder;


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
                    (ii). The primary business of the Company shall be sold, whether by sale, lease or licensing of assets, merger or consolidation, sale of the Company's stock or other means of disposition and transfer; or

                    (iii) A Change of Control (as defined in Section 7.3) occurs with respect to the Company;

          provided that should any of the exceptions listed above occur, all of the Executive's unvested options shall immediately vest.

          (b) The option, to the extent then exercisable, must be exercised within 90days from the effective date of Executive's resignation or termination of employment with the Company.

     3.2.2 The Company will cause Parent to grant to Executive an option to purchase Fifty Thousand (50,000) shares of Parent's Common Stock on each anniversary date of the Effective Date (the "additional options"). The exercise price of additional options shall be determined by the closing price of the Parent Common Stock on the date of each grant as listed on NASDAQ or other public exchange, if such Common Stock is then so listed, otherwise based on the mean between the high bid and low asked price per share on the date of grant or, or if there were no trades on such date, on the next preceding date on which there was trading activity. Any additional options granted under this Agreement will fully vest in six months following the date of each grant, subject to Executive being employed by the Company on such date, and must be exercised within 90 days of the effective date of Executive's resignation or termination of employment with the Company.

     3.2.3 The shares of the Company's Parent common stock which may be purchased upon exercise of an option granted as contemplated by Sections 3.2.1 and 3.2.2 of this Agreement are to be purchased by Executive for investment purposes only and no sale, offer to sell or transfer of such shares, or of any shares or other securities issued in exchange for or in respect of such shares, shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is in effect, or an exemption from the registration requirements of such Act is then in fact applicable to such shares.

     3.3       The Company shall pay to Executive the following bonuses:

               a. A payment in the amount of not less than 33% of Executive's then Base Salary rate within 15 business days after the end of the first year of the Term; provided that each of the milestones listed as Schedule A hereto has been achieved as determined by the Compensation Committee of the Board, in the good faith exercise of its discretion.

               b. For the second and third years of the Term, Executive and the Board shall jointly use commercially reasonable efforts determine in writing the goals('milestones") to be achieved for that year writing, within 45 days following the beginning of such year. The amount of the bonus in years two and three will be at least 40% and 50%, respectively, of Executive's then Base Salary rate, payable within 15 business days after the end of such year, provided that each of milestones for such year has been achieved, as determined by the Compensation Committee of the Board, in the good faith exercise of its discretion.

               c. The determination by the Compensation Committee of the Board of any milestones to be achieved by the Company and the actual achievement of such milestones shall be conclusive for all purposes of this Agreement.

4.   BENEFITS  &  EXPENSES
     ---------------------

     4.1 During the Term, Executive shall have the right to participate in the Company's then existing medical and dental insurance and other employee benefit plans and policies on the same terms as are then generally available to other senior executives within the pharmaceutical industry in firms of similar size and financial condition to the Company.

     4.2 Executive shall be entitled to paid vacation each year during the Term of this Agreement at the rate of four (4) weeks per annum. However, Executive may not take such vacation in increments in excess of two consecutive weeks. Vacation shall be taken each year and, if not taken, shall be carried over for one (1) year and, if not taken during such carry-over period, shall be forfeited.

     4.3 The Company shall reimburse Executive, in accordance with the practice followed from time to time for other executive officers within the pharmaceutical industry in firms of similar size and financial condition to the Company, for all reasonable and necessary business and traveling expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive's duties hereunder, upon presentation by Executive of an appropriate accounting or documentation of such expenses.

     4.4 Executive shall be entitled to all rights and benefits for which he shall be eligible under any additional bonus, participation or extra compensation plan, pension, group insurance or other so-called "fringe" benefits which the Company generally provides to its other senior executives.

     4.5 Should Executive's employment by the Company be terminated, other than for any reason set forth in Section 6.3 or Executive's resignation without good reason, then Executive shall be entitled to (a) a severance payment equal to one half of the Base Salary Rate salary in effect on the effective date of termination plus the annual cash bonus (if any) payable by the Company to Executive or his estate during the annual period immediately preceding the date of termination, provided all conditions precedent to the payment of such bonus have been satisfied. Such severance payment shall include any unused vacation days and be payable in a lump sum payment within fifteen (15) days after the termination of the Executive's employment; and (b)to continue to participate in Company-paid medical and dental benefits for a period of six full months following the termination date.


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
5.   INJUNCTIVE  RELIEF
     ------------------

     5.1 It is acknowledged that it will be impossible to measure in money the damages that would be suffered if Executive fails to comply with any of the obligations herein imposed on him and that in the event of any such failure, the Company will not have an adequate remedy at law. It is therefore agreed that the Company shall be entitled to injunctive relief to enforce such obligations, and that in the event that any action should be brought in equity to enforce any of the provisions of this Agreement, Executive shall not raise the defense that there is an adequate remedy at law.

6.   TERMINATION
     -----------

     6.1 If Executive shall die during the Term, the Term shall terminate as of the date of death, except that Executive's legal representatives shall be entitled to receive the salary provided for hereunder to the last day of the month in which his death occurs and, further provided that Executive's legal representatives shall be entitled to exercise any options granted to Executive pursuant to Section 3 of this Agreement for a period of 90days following Executive's death, if, and only if, such options would have been exercisable by Executive at the time of Executive's death.

     6.2 If during the Term, Executive shall become so physically or mentally disabled, , so that he is unable to substantially perform his services hereunder the Company for a period of six months from the commencement of such disability, the Company may at any time after the end of such six month period, by written notice to Executive (but before Executive has recovered from such disability), terminate Executive's employment and all benefits hereunder, as of a date specified in such notice. In the event Executive's employment and benefits are terminated pursuant to this Section 6.2, Executive or his legal representative shall be entitled to exercise the options granted to Executive pursuant to Section 3 of this Agreement for a period of 90 days following the effective date of such termination, if, and only if, such options would have been exercisable by Executive at the time of such termination.

     6.3 Notwithstanding anything herein to the contrary, the Company may, without liability, terminate Executive's employment hereunder for Cause at any time upon written notice from the Board specifying such cause, and thereafter the Company's obligations and any options granted to Executive hereunder shall cease and terminate. As used herein, the term "Cause" shall mean (a) conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof; (b) committing an act of fraud against, or the misappropriation of property belonging to, the Company, Parent or any subsidiary or affiliate of the Company; or a willful breach of duty in the course of Executive's employment or habitual neglect of material duties in connection with his employment; (c) a material breach of any confidentiality or proprietary information agreement between Executive and the Company or any code of conduct or other corporate governance policy adopted by Parent or the Company; or (d) continued unsatisfactory performance after being given a written warning and at least 45 days to improve performance.

As a prior condition to Executive receiving any payment or benefit upon termination of employment, Executive shall execute a full release of known and unknown claims against the Company, its successors, affiliates, employees, agents, advisors and representatives, in a form designated by the Company.

7.   CHANGE IN CONTROL.
     ------------------

     7.1       After a Change in Control of the Company as defined under Section
7.3 hereof, Executive shall be entitled to a one-time additional compensation payment in the amount equal to 2.99 times Executive's then current annual compensation (including bonuses). Such additional compensation will be paid to Executive in a lump sum within 30 days following such Change in Control takes effect provided that Executive's employment by the Company is terminated (other than for Cause) following such Change of Control. Said amount shall be determined by counsel to the Company in consultation with the Company's auditors.

     7.2 To the extent that any such payment (alone or with other compensation payable to the Executive) are subject to an excise tax under
Section 4999 of the Internal Revenue Code, or any successor provision, the Company will make an additional cash payment to the Executive such that the Executive's net after-tax compensation is not reduced by such excise tax. Any compensation payable to Executive contingent on a Change in Control, and which qualifies as a "parachute payment" under Section 280G of the Internal Revenue Code shall be limited to the maximum amount that may be paid to Executive without any part such compensation being deemed an "excess parachute payment" under that section.

     7.3 A "Change in Control" shall be deemed to have occurred in the event (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the 'Exchange Act"), or a group of such "persons", is or becomes a "beneficial owner" (as defined in Rule 13d-e of the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities, or (ii) of a merger, consolidation or other business combination in which securities possessing 50% or more of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (iii) or the sale, transfer or other disposition of all or substantially all of the Company's assets; provided that no Change of Control shall be deemed have occurred as the result of the transfer of the Company's voting securities to another wholly-owned or majority-owned subsidiary of Parent, or the merger, consolidation or other business combination between or among Parent and the Company or between Parent and/or more one or subsidiaries of Parent and the Company, or any acquisition of assets of the Company by Parent and/or one or more subsidiaries of Parent so long as the Company's obligations under this Agreement are assumed by the Parent or another subsidiary of Parent.


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
8.   PROTECTION OF CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.
     -------------------------------------------------------------------

     Executive hereby covenants and agrees as follows:

     8.1 Executive will, during the Term and thereafter, keep secret and retain in the strictest confidence all confidential information of the Company, including the Company's trade "know-how", or secrets, supplier lists or other information, pricing policies, operational methods, technical processes, formula, inventions and research projects, and other intellectual property rights and business affairs of the Company, learned by him heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company (whether terminated with or without cause), except in the course of performing his duties hereunder or with the Company's express prior written consent. Confidential matters shall not include any information which:

     a. was previously known to Executive other than as a result of any discussion with or disclosure by the Company;

     b. is or becomes publicly known through no wrongful act or failure to act of Executive;

     c. is disclosed to third persons by the Company without restriction as to further use or disclosure;

     d. is disclosed to the public by a third party who has the right to disclose it without restriction as to use or further disclosure; or

     e. upon 10 days' prior written notice to the Company, is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction.

     8.2 Promptly following the expiration or earlier termination of the Term, Executive will promptly, or at any time the Company may so request, deliver to a representative of the Company designated by CEO or the Board all memoranda, computer stored information, disks, tapes, notes, records, reports, manuals, drawings, blueprints and other Company owned documents (and all copies thereof) relating to the Company's business and all property owned by the Company, including computer and communications equipment (e.g., laptop computer, cell phones and beepers) which Executive may then possess or have under his control.

     8.3 During the Term, and the 18-month period immediately thereafter (the "Limitation Period") and whether employment is terminated with or without Cause, Executive agrees that he will not engage, directly or indirectly (whether as employee, consultant, investor, broker, partner or otherwise in any way), in any business in which the Company was engaged during the Term or in which the Company, during the Term, planned to engage and of which Executive was aware, or employ or retain any person who was an employee or consultant of the Company during the one-year period preceding such employment or retention.

Notwithstanding the foregoing but subject to the continued applicability of
Section 8.1, the


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Executive may during the Limitation Period be employed by non-probiotic divisions of any company which has aggregate annual sales of not less than $250 million.

     8.4 During the Term and for a period of 24 consecutive months after the expiration or earlier termination of the Term, Executive will not directly, indirectly, personally or through others, solicit or encourage, or attempt to solicit or encourage (on Executive's own behalf or on behalf of any other person or entity) for hire any employee or consultant of the Company or any of the Company's affiliates.

     8.5 If Executive commits a breach of any of the provisions of in Sections 8.1-8.4, inclusive, of this Agreement, the Company shall have the following rights and remedies:

     8.5.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

     8.5.2 If any of the covenants contained in Sections 8.1- 8.4, inclusive, of this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

     8.5.3 The right and remedy to require executive to account for and pay over to the Company all compensation, profits, accruals, monies, increments or other benefits (collectively, "Benefits") derived, received or to be received by Executive as the result of any transactions constituting a breach of any of the provisions of Sections 8.1-8.4, inclusive, of this Agreement, and Executive hereby agrees to account for and pay over such Benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

     8.6 If any of the covenants contained in Sections 8.1- 8.4, inclusive, of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

     8.7 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 8.1- 8.4, inclusive, of this Agreement, upon the courts of any state within the continental United States.

9.   INSURANCE
     ---------

     9.1 Executive agrees that the Company shall have the right at its expense to acquire key man life insurance on the life of Executive in an amount determined by the Company wherein


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the Company is named as the beneficiary of said life insurance policy.
Executive shall take whatever reasonable steps are necessary and required for the Company to acquire said key man life insurance.

     9.2 Executive shall be included in the normal insurance coverage as provided for by the Parent's Directors & Officers insurance policy.

10.  INDEMNIFICATION
     ---------------

     10.1 The Company shall indemnify Executive (which term includes appropriate advances of funds for legal fees and expenses) to the maximum extent permitted by applicable law against all costs, charges, expenses, judgments and settlements incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

11.  NOTICES
     -------

     11.1 All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile transmission (confirmed by first-class mail), or mailed first-class, postage prepaid, by registered or certified mail (notices, sent by telegram or mailed shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

     The BioBalance Corporation
     363 Seventh Avenue 13th Floor
     New York, NY   10001

and, if to the Executive, to:

     Dennis O'Donnell
     66 South Stone Hedge Drive
     Basking Ridge, NJ  07920

12.  GENERAL
     -------

     12.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York. Executive consents to the exclusive jurisdiction of the Federal and State courts in New York on all matters relating to this Agreement, and agrees that process may be served upon him in the manner provided for notices hereunder.


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     12.2      The article and section headings contained herein are for
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     12.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. Neither party to this Agreement has made any representation, promise or inducement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     12.4 This Agreement and Executive's rights hereunder, other than the right to receive payments of Base Salary and bonus compensation hereunder, may not be assigned by Executive, and any attempted assignment without the Company's prior written consent shall be null and void ab initio. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

     12.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a latter time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                   The BioBalance Corporation

                                   By:_________________________________
                                   Name:
                                   Title:

                                   Executive:

                                   ________________________________
                                        Dennis  O'Donnell


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                                   SCHEDULE A
                                   ----------

                                YEAR I OBJECTIVES
                                -----------------

     1. Develop a comprehensive Business Plan for the Company and gain approval from the Board of Directors for implementation.

     2. Develop a Company Budget which itemizes spending on a quarterly and monthly basis. Gain Board approval for such Budget and maintain overall Company spending within Budget.

     3.   Oversee the Company's efforts to obtain GRAS (Generally Recognized as
          Safe) status for the Product by 1Q 04

     4. Manage the completion of a safety clinical study of the Product at a dose ten times the normal levels in 120-140 adult volunteers by 2Q04 and submit the results for publication. Total cost for the study should not exceed $500k.

     5. Develop and implement an efficacy study in approximately 200 IBS patients in multiple sites. The study should begin by 4Q03 in at least one site and all sites by 1Q04 unless delayed by Company funding issues. The total cost of the study should not exceed $1.2MM.

     6. Implement a long term safety study in 25-30 patients. The study should begin by 1Q04 and the total cost should not exceed $350k.

     7. Begin the process for prescription drug approval of the Product. The Executive should identify and retain expert consultants as needed for this effort. A pre-IND (Investigational New Drug) meeting or conference call should occur before the end of 1Q04 to gain agreement on a proposed Clinical Development plan for U.S. regulatory approval.


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